For Immediate Release
   NEWS RELEASE

Contacts:
Gastar Exploration Ltd.
J. Russell Porter, Chief Executive Officer
713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
DRG&L: 713-529-6600
lelliott@drg-l.com / apearson@drg-l.com

Gastar Exploration Ltd. Declares Monthly Cash Dividend on
8.625% Series A Preferred Stock of Gastar Exploration USA, Inc.

HOUSTON, November 5, 2012 – Gastar Exploration Ltd. (NYSE MKT: GST) (“Gastar”) announced today that Gastar Exploration USA, Inc., the wholly-owned subsidiary of Gastar, has declared a monthly cash dividend on its 8.625% Series A Preferred Stock (“Series A Preferred Stock”) for November 2012.
The dividend on the Series A Preferred Stock is payable on November 30, 2012 to holders of record at the close of business on November 15, 2012. The November 2012 dividend payment will be an annualized 8.625% per share, which is equivalent to $0.179688 per share, based on the $25.00 per share liquidation preference of the Series A Preferred Stock. The Series A Preferred Stock is currently listed on the NYSE MKT and trades under the ticker symbol “GST.PRA.”
About Gastar Exploration
Gastar Exploration Ltd. is an independent company engaged in the exploration, development and production of natural gas and oil in the United States. Gastar’s principal business activities include the identification, acquisition, and subsequent exploration and development of natural gas and oil properties with an emphasis on unconventional reserves, such as shale resource plays. Gastar is currently pursuing the development of liquids-rich natural gas in the Marcellus Shale in the Appalachia area of West Virginia and, to a lesser extent, central and southwestern Pennsylvania. Gastar also holds prospective acreage in the deep Bossier play in the Hilltop area of East Texas and in the Mid-Continent area of the United States. For more information, visit Gastar’s website at www.gastar.com.
Safe Harbor Statement and Disclaimer
This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. A statement identified by the words “expects,” “projects,” “plans,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.

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